EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554	Investor Relations 404-715-6679

Delta Air Lines Reports Results for March 2005 Quarter

ATLANTA, April 21, 2005 - Delta Air Lines (NYSE: DAL) today reported results for the quarter ended March 31, 2005, and other significant news. The key points are, Delta:

•	Reports a first quarter net loss of $1.1 billion, or $7.64 loss per share.

•	Excluding the special items described below, reports a first quarter net loss of $684 million, or $4.89 loss per share.

•
Is achieving the targets set forth in its transformation plan, as demonstrated by a 12.7 percent year over year reduction in mainline unit costs, excluding fuel expense and the special items described below. [1] Including fuel expense and special items, mainline unit costs increased 11.9 percent compared to the March 2004 quarter.

•	Maintains cash balance, ending quarter with $1.8 billion in unrestricted cash and cash equivalents and short-term investments.

Delta Air Lines reported a net loss of $1.1 billion and a loss per share of $7.64 for the March 2005 quarter. In the March 2004 quarter, Delta reported a net loss of $383 million and a loss per share of $3.12.
Excluding the special items described below, the March 2005 quarter net loss and loss per share were $684 million and $4.89, respectively, compared to a net loss of $598 million and a loss per share of $4.86 in the March 2004 quarter.2
“Today’s financial results clearly are disappointing,” said Gerald Grinstein, Delta’s chief executive officer. “Record-breaking fuel prices are masking the many crucial, large-scale, core initiatives our airline implemented during the quarter. The issue is simple: including fuel, Delta is not on plan, but excluding fuel, we are better than plan. Also, as competitive and cost pressures - including fuel - continue to grow, we are aggressively pursuing opportunities to further reduce our cost structure and also maintain liquidity levels.”

Financial Performance
First quarter operating revenues increased 3.3 percent, while passenger unit revenues decreased 2.9 percent, compared to the March 2004 quarter. These results are in line with the company’s expectations. The load factor for the March 2005 quarter was 74.4 percent, a 3.9 point increase as compared to the March 2004 quarter. System capacity rose 6.0 percent and mainline capacity increased 6.5 percent from the prior-year quarter. Detailed traffic, capacity, load factor, yield and passenger unit revenue information is provided in Note 2 attached below.

- more -

Due to sharply higher fuel costs and the special items described below, operating expenses for the March 2005 quarter increased 17.5 percent from the March 2004 quarter and unit costs increased 10.9 percent. Excluding the special items described below, operating expenses for the March 2005 quarter increased 4.0 percent from the corresponding period in the prior year.
Excluding the special items described below, consolidated system unit costs decreased 1.9 percent and mainline unit costs decreased 3.9 percent as compared to the prior year period. Excluding fuel expense and the special items described below, unit costs for the consolidated system decreased 9.9 percent and mainline unit costs decreased 12.7 percent. Fuel expense increased 54.0 percent, or $310 million, with approximately 94 percent of the increase resulting from higher fuel prices. Average fuel price per gallon for the March 2005 quarter was $1.42, a 49 percent increase over the prior year period.
“To date, we have implemented changes in our business to a degree, and at a rate, that has never been done before. By the end of the March 2005 quarter, we had implemented initiatives intended to achieve over 80 percent of our transformation plan targets and expect to implement actions by the end of September 2005 to realize materially all of our targeted benefits,” said Michael J. Palumbo, Delta’s executive vice president and chief financial officer. “However, historically high fuel prices are a significant challenge, defining the need for even more change.”
Guidance on capacity, unit costs and other items is provided below.

Liquidity and Financial Transactions
At March 31, 2005, Delta had $2.2 billion in cash and cash equivalents and short-term investments, of which $1.8 billion was unrestricted. Cash flow from operations was positive $165 million in the March 2005 quarter, including the sale of short term investments. Capital expenditures for the quarter were approximately $160 million, including $85 million for aircraft delivered under seller financing. Delta expects its funding obligation in 2005 for its defined benefit pension and defined contribution plans will be approximately $450 million, of which $220 million of required contributions were made during the March 2005 quarter. Cash debt maturities for 2005 are expected to be approximately $630 million, of which $130 million was paid during the March 2005 quarter.
During the March 2005 quarter, Delta exchanged $176 million principal amount of enhanced equipment trust certificates (EETCs) due in November 2005 for a like aggregate principal amount of EETCs due in September 2006 and January 2008. Additionally, Delta borrowed the final $250 million installment under its financing agreement with American Express.

Transformation Plan
On Sept. 8, 2004, Delta outlined key elements of its transformation plan, which is intended to deliver approximately $5 billion in annual benefits by the end of 2006 (as compared to 2002), while also improving the service Delta provides to its customers. By the end of 2004, Delta had achieved $2.3 billion of its targeted transformation plan objectives. Delta believes that it remains on track to achieve the remaining $2.7 billion in targeted benefits.

- more -

As previously announced, during the March 2005 quarter, Delta implemented several key initiatives as part of its transformation plan:
SimpliFaresTM
On Jan. 5, 2005, Delta announced the expansion of its SimpliFares initiative within the 48 contiguous United States. To date, traffic stimulation has been less than expected, but yield declines have also been less than anticipated. The net result is that this initiative is on track with Delta’s revenue expectations.
Hub Redesign
On Jan. 31, 2005, Delta (1) implemented Operation Clockwork, the redesign of its primary hub in Atlanta to a continuous, “un-banked” hub and (2) dehubbed its Dallas/Ft. Worth operations. Together, these actions restructured over 51 percent of Delta’s network. As a result of Operation Clockwork, Delta was able to redeploy the equivalent of 19 aircraft gained through operational efficiencies.
Outsourcing
During the March 2005 quarter, Delta announced plans to outsource (1) certain of its human resources and payroll functions, resulting in expected cost savings of approximately $40 million over seven years as well as allowing Delta to forego significant capital expenditures and (2) heavy maintenance visits (HMVs) on its MD-88, MD-90, B757 and B767 aircraft. The outsourcing of HMVs, combined with additional efficiencies gained from consolidating certain other maintenance work from Tampa to Atlanta, is expected to yield savings of approximately $240 million over five years.

Explanation of Special Items

March 2005 Quarter Special Items
In the March 2005 quarter, Delta recorded special items totaling a net $387 million charge. These items, which did not impact the Company’s cash balance at March 31, 2005, are described below:

(1)
A $453 million charge related to certain employee initiatives under Delta’s transformation plan. This charge primarily reflects the cost of pension benefits related to (1) the planned reduction of 6,000-7,000 non-pilot jobs and (2) the partial freeze of benefit accruals under the pilot defined benefit plan;

(2)
A $68 million settlement charge related to the company’s defined benefit pension plan for pilots (Pilot Plan). This charge relates to the lump sum distributions under the Pilot Plan for 265 pilots who retired. As a result of the lump sum distributions, Delta must accelerate the recognition of actuarial losses in accordance with SFAS 88[3];

(3)	A $10 million charge related to the retirement of six B737-200 aircraft in conjunction with the transformation plan; and
(4)	A $144 million benefit from a reduction in Delta’s required deferred income tax asset reserve.
March 2004 Quarter Special Items
In the March 2004 quarter, Delta recorded a special item to recognize a $215 million income tax benefit due to its loss recorded for that period.

- more -

Consolidated Statements of Operations
The attached Consolidated Statements of Operations for the three month periods ended March 31, 2005 and 2004 show Delta’s net loss as reported under accounting principles generally accepted in the United States (GAAP), as well as net loss excluding the special items described above. Delta believes this information is helpful to investors to evaluate recurring operational performance because the special items recognized in the March 2005 quarter are not representative of recurring operations. Additionally, Delta excludes the tax benefit recognized in the March 2004 quarter because, in the June 2004 quarter, Delta recorded an additional valuation allowance against its deferred income tax assets and also discontinued recognition of tax benefits for current period losses. For further information, please see Note 1 to the attached Consolidated Statements of Operations.

2005 Guidance
Historically high fuel prices are creating serious challenges for Delta and other airlines. Based on Delta’s expected fuel consumption for 2005, every one cent increase in the average annual cost per gallon of jet fuel drives approximately $25 million in additional fuel expense per year. Delta’s business plan assumes an average fuel price per gallon in 2005 of $1.22. The forward curve for crude oil currently implies substantially higher prices for 2005 than our business plan, and we have no hedges or contractual arrangements in place that would reduce our jet fuel costs below market prices.
Capital expenditures for the June 2005 quarter are estimated to be approximately $350 million, including $210 million for aircraft. Capital expenditures for 2005 are estimated to be approximately $1 billion, including $570 million for aircraft. All of Delta’s regional jet aircraft deliveries in 2005 will be financed under existing agreements. The remaining mainline aircraft to be delivered in 2005 are scheduled to be sold to a third party immediately upon delivery from the manufacturer, pursuant to a previously announced agreement.
The following table includes certain projected information for the periods presented.

Year-Over-Year Changes
	Q2 2005	Full Year 2005
Capacity	Up 5% to 7%	Up 6% to 8%
Consolidated unit costs, excluding fuel expense and special items[4] (vs. prior year unit costs, excluding fuel expense and special items)	Down 11% to 13%	Down 11% to 13%
Mainline unit costs, excluding fuel expense and special items[4] (vs. prior year unit costs, excluding fuel expense and special items)	Down 13% to 15%	Down 13% to 15%

- more -

Other Matters
Attached to this press release are Delta’s Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004; a statistical summary for those periods; selected balance sheet data as of March 31, 2005, and Dec. 31, 2004; and a reconciliation of certain GAAP to non-GAAP financial measures.
Delta will host a webcast to discuss its quarterly results today, April 21, 2005 at 10:00 a.m. Eastern Daylight Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.
Delta is the world’s second-largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 490 destinations in 85 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

Endnotes
1 Delta presents mainline unit costs excluding fuel expense and special items because management believes (a) the record high fuel prices during the March 2005 quarter mask the progress the Company achieved toward its transformation plan targets and (b) the exclusion of the special items is helpful to investors to evaluate the Company’s recurring operational performance.

2 Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta’s net loss reported under accounting principles generally accepted in the United States (GAAP) to the net loss excluding special items, as well as reconciliations of other financial measures including and excluding special items.

3 SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

4 Delta is unable to reconcile this financial measure to unit costs under GAAP for the future periods presented because Delta cannot project in the future periods presented (1) the special items that may occur or (2) fuel costs due to the current volatility in the market.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our ability to comply with financial covenants in our loan agreements, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form S-3, filed with the Commission on April 14, 2005. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of April 21, 2005, and which Delta has no current intention to update.

- more -

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2005	2004	Change
(in millions, except share data)
OPERATING REVENUES:
Passenger:
Mainline	$2,649	$2,560	3.5%
Regional Affiliates	690	681	1.3%
Cargo	132	122	8.2%
Other, net	176	166	6.0%
Total operating revenues	3,647	3,529	3.3%
OPERATING EXPENSES:
Salaries and related costs	1,411	1,609	-12.3%
Aircraft fuel	884	574	54.0%
Depreciation and amortization	313	307	2.0%
Contracted services	272	241	12.9%
Contract carrier arrangements	204	237	-13.9%
Landing fees and other rents	215	217	-0.9%
Aircraft maintenance materials and outside repairs	177	157	12.7%
Aircraft rent	143	181	-21.0%
Passenger commissions and other selling expenses	192	173	11.0%
Passenger service	84	78	7.7%
Pension settlements, asset writedowns, restructuring and related items	531	-	100%
Other	178	143	24.5%
Total operating expenses	4,604	3,917	17.5%
OPERATING LOSS	(957)	(388)	-146.6%
OTHER INCOME (EXPENSE):
Interest expense	(268)	(194)	-38.1%
Interest income	14	13	7.7%
Fair value adjustments of SFAS 133 derivatives	(2)	(23)	91.3%
Miscellaneous expense, net	(2)	(6)	66.7%
Total other expense, net	(258)	(210)	-22.9%
LOSS BEFORE INCOME TAXES	(1,215)	(598)	-103.2%
INCOME TAX BENEFIT	144	215	-33.0%
NET LOSS	(1,071)	(383)	-179.6%
PREFERRED STOCK DIVIDENDS	(5)	(4)	-25.0%
NET LOSS ATTRIBUTABLE TO COMMON
SHAREOWNERS	$(1,076)	$(387)	-178.0%
BASIC AND DILUTED LOSS PER SHARE	$(7.64)	$(3.12)	-144.9%
NET LOSS EXCLUDING SPECIAL ITEMS - see Note 1	$(684)	$(598)	-14.4%
BASIC AND DILUTED LOSS PER SHARE
EXCLUDING SPECIAL ITEMS - see Note 1	$(4.89)	$(4.86)	-0.6%
WEIGHTED AVERAGE SHARES USED IN BASIC AND
DILUTED LOSS PER SHARE COMPUTATION:	140,924,006	123,879,082	13.8%
OPERATING MARGIN	-26.2%	-11.0%	-15.2 pts

- more -

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended
	March 31,				Percent
	2005		2004		Change

Consolidated:
Revenue Passenger Miles (millions) [1]	28,176		25,199		11.8%
Available Seat Miles (millions) [1]	37,877		35,749		6.0%
Passenger Mile Yield [1]	11.85	¢	12.86	¢	-7.9%
Operating Revenue Per Available Seat Mile [1]	9.63	¢	9.87	¢	-2.4%
Passenger Revenue Per Available Seat Mile [1]	8.81	¢	9.07	¢	-2.9%
Operating Cost Per Available Seat Mile [1]	12.16	¢	10.96	¢	10.9%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1 [1]	10.75	¢	10.96	¢	-1.9%
Operating Costs Per Available Seat Mile - excluding fuel expense and special items - see Note 1 [1]	8.42	¢	9.35	¢	-9.9%
Passenger Load Factor [1]	74.39%		70.49%		3.9	pts
Breakeven Passenger Load Factor [1]	95.71%		78.92%		16.8	pts
Breakeven Passenger Load Factor - excluding special items - see Note 1 [1]	83.88%		78.92%		5.0	pts
Passengers Enplaned (thousands) [1]	29,230		27,356		6.9%
Fuel Gallons Consumed (millions)	624		603		3.5%
Average Price Per Fuel Gallon, net of hedging gains	141.72	¢	95.23	¢	48.8%
Number of Aircraft in Fleet, End of Period	841		838		0.4%
Full-Time Equivalent Employees, End of Period	66,500		69,900		-4.9%

Mainline:
Revenue Passenger Miles (millions)	24,485		21,814		12.2%
Available Seat Miles (millions)	32,461		30,486		6.5%
Operating Cost Per Available Seat Mile	11.62	¢	10.38	¢	11.9%
Operating Cost Per Available Seat Mile - excluding special Items - see Note 1	9.98	¢	10.38	¢	-3.9%
Operating Costs Per Available Seat Mile - excluding fuel expense and special items - see Note 1	7.72	¢	8.84	¢	-12.7%
Number of Aircraft in Fleet, End of Period	535		550		-2.7%

1 The 2005 and 2004 statistics above include our contract carrier arrangements with Chautauqua Airlines, Inc., FLYi, Inc. and SkyWest Airlines, Inc.

- more -

DELTA AIR LINES, INC.
Selected Balance Sheet Data

	March 31,	December 31,
	2005	2004
	(Unaudited)
(in millions)
Cash and cash equivalents	$1,646	$1,463
Short-term investments	169	336
Restricted cash, including noncurrent	361	350
Total assets	21,737	21,801
Total debt and capital leases, including current maturities	14,068	13,898
Total shareowners' deficit	6,629	5,796

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.

	Three Months Ended
	March 31,
(in millions)	2005	2004
Net loss	($1,071)	($383)
Items excluded:
Pension and related charges	521	-
Aircraft charges	10	-
Income tax benefit	(144)	(215)
Total items excluded	387	(215)
Net loss excluding special items	($684)	($598)

Basic and diluted loss per share	($7.64)	($3.12)
Items excluded:
Pension and related charges	3.70	-
Aircraft charges	0.07	-
Income tax benefit	(1.02)	(1.74)
Total items excluded	2.75	(1.74)
Basic and diluted loss per share, excluding special items	($4.89)	($4.86)

(in millions)
Operating expenses	$4,604	$3,917
Items excluded:
Pension and related charges	(521)	-
Aircraft charges	(10)	-
Total items excluded	(531)	-
Operating expenses excluding special items	$4,073	$3,917

- more -

	Three Months Ended
	March 31,
	2005	2004

CASM	12.16 ¢	10.96	¢
Items excluded:
Pension and related charges	(1.38)	-
Aircraft charges	(0.03)	-
Total items excluded	(1.41)	-
CASM excluding special items	10.75	10.96
Fuel expense	(2.33)	(1.61)
CASM excluding fuel expense and special items	8.42 ¢	9.35	¢

Mainline CASM	11.62 ¢	10.38	¢
Items excluded:
Pension and related charges	(1.61)	-
Aircraft charges	(0.03)	-
Total items excluded	(1.64)	-
Mainline CASM excluding	9.98 ¢	10.38	¢
Fuel expense	(2.26)	(1.54)
Mainline CASM excluding fuel expense and special items	7.72 ¢	8.84	¢

Breakeven load factor	95.71%	78.92%
Items excluded:
Pension and related charges	(11.61)	-
Aircraft charges	(0.22)	-
Total items excluded	(11.83)	-
Breakeven load factor excluding special items	83.88%	78.92%

Three
Months Ended
Capital Expenditures	March 31,
(in millions)	2005
Cash used by investing activities - GAAP
Flight equipment additions	$223
Ground property & equipment additions	66
Add:
Aircraft seller financing	85
Less:
Sale of aircraft during the quarter [1]	(182)
Boston airport terminal project expenditures	(32)
Other	(1)
Capital expenditures	$159

1 In October 2003, we entered into a definitive agreement with a third party to sell 11 B-737-800 aircraft immediately after those aircraft are delivered to us by the manufacturer in 2005. During the March 2005 quarter, five B-737-800 aircraft were delivered to us and subsequently sold to a third party under this agreement. This line item represents the cost of the aircraft included in the flight equipment additions line item above.

- more -

Twelve
Months Ended
Debt Cash Payments	December 31,
(in millions)	2004

Current maturities of long-term debt	$835

Less:
Interim financing arrangements related to regional jet aircraft [1]	(75)
Principal amount of tax exempt bonds [1]	(80)
Outstanding borrowings under GE financing agreement [1]	(50)

Expected cash payments for current maturities of long-term debt	$630

[1] See Note 6 in our 2004 Form 10-K for additional information regarding these items (pages F-24 to F-32).

Note 2.

March 2005 Quarter Traffic, Capacity, Load Factor, Yield and Unit Revenue vs. March 2004 Quarter

Year-Over-Year Change
	North America	Atlantic	Latin America	Pacific
Traffic	9.4%	16.9%	47.1%	(4.4%)
Capacity	3.0%	14.1%	42.8%	(1.0%)
Load Factor	4.3 pts.	1.9 pts.	2.2 pts.	(2.9) pts.
Yield	(8.6%)	0.5%	(10.6%)	11.3%
Passenger Unit Revenue	(2.9%)	3.0%	(7.9%)	7.5%